KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001 KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statements (No. 333-284369) on Form S-3 and (Nos. 333-297197, 333-292545, 333-288323, 333-287529, 333-280518, 333-273071, 333-269201, 333- 265949, 333-261320) on Form S-8 of our reports dated August 27, 2026, with respect to the consolidated financial statements of IREN Limited and the effectiveness of internal control over financial reporting. /s/ KPMG LLP New York, New York August 27, 2026